Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of April 7, 2014 among AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Albertson’s Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ultimate Parent (“Parent”), Albertson’s LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Albertsons’s LLC”), and Saturn Acquisition Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Ultimate Parent, Parent and Albertson’s LLC, the “Parent Entities”) and Safeway Inc., a Delaware corporation (the “Company” and together with the Parent Entities, the “Parties”). Certain capitalized terms used but not defined in this Amendment are used as defined in the Merger Agreement.

WHEREAS, the Parties have entered into an Agreement and Plan of Merger dated as of March 6, 2014 (the “Merger Agreement”);

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, the respective Boards of Directors of the Parties have authorized the amendments set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the Parties hereby agree as follows:

1. Section 2.4(h)(i) of the Merger Agreement is hereby amended as follows: the text “imputed from the closing price of Blackhawk on the date of the consummation of the Blackhawk Spin-Off” shall be replaced with the text “imputed from the volume weighted average trading price of the Blackhawk Class B Common Shares on the first full day of regular way trading following the consummation of the Blackhawk Spin-Off”.

2. Sections 2.4(h)(ii) and (iii) of the Merger Agreement are hereby amended as follows: in each place where it appears, the text “on the date of the consummation of the Blackhawk Spin-Off” shall be replaced with the text “on the first full day of regular way trading following the consummation of the Blackhawk Spin-Off”.

3. Clause (A) of the last sentence of Section 2.2(b) is hereby amended to replace the text “Casa Ley CVR Payment” with the text “Casa Ley CVR Payment Amount”.

4. Section 2.4(a)(iii) of the Merger Agreement is hereby amended to replace the text “Per Share Cash Consideration” with the text “Cash Merger Consideration”.

5. Section 5.1(ii) of the Merger Agreement is hereby amended to replace the text “Casa Ley Dividends or PDC Dividends” with the text “Casa Ley Proceeds Dividends or PDC Proceeds Dividends”.

6. Section 5.4(a) of the Merger Agreement is hereby amended to replace the text “Net Casa Ley Proceeds, the Partial Net Casa Ley Proceeds” with the text “Casa Ley Net Proceeds, the Partial Casa Ley Net Proceeds”.

7. Section 5.8(c) of the Merger Agreement is hereby amended to replace the text “the Board’s” with the text “the Company Board’s”.

8. Section 7.1(d)(ii)(B)(a) of the Merger Agreement is hereby amended to replace the text “by Ultimate Parent to the Company” with the text “by the Company to Ultimate Parent”.

9. Section 7.2(c) of the Merger Agreement is hereby amended to replace the text “under clauses (i) through (iv) of this Section 7.2(c)” with the text “under clauses (i) through (v) of this Section 7.2(c)”.

10. Section 8.3 of the Merger Agreement is hereby amended as follows: the definition of 2013 IPO Sale is hereby amended to replace the text “Blackhawk Shares” with the text “shares of Blackhawk” and clause (v) of the definition of PDC Net Proceeds is hereby amended to replace the text “in clause (v) of” with the text “in clause (vi) of”.

11. Section 8.7 of the Merger Agreement is hereby amended to delete the text “Parent and”.

12. The Merger Agreement is hereby amended as follows: in each place where it appears, to replace the text “Alternative Proposal” with the text “Acquisition Proposal”, to replace the text “Effective Date” with the text “Closing Date” and to replace the text “Continuing Non-Union Employee” with the text “Company Non-Union Employee”.

13. Except as expressly set forth in this Amendment, this Amendment shall not amend or otherwise modify any text or other provision of the Merger Agreement. The Merger Agreement, as amended by this Amendment, shall remain in full force and effect. Each reference to “hereof”, “hereunder”, “hereto”, “herein” and “hereby” and each other similar reference, and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

14. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

15. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

AB ACQUISITION LLC

By:	/s/ Paul Rowan
	Name:	Paul Rowan
	Title:	Executive Vice President and General Counsel

ALBERTSON’S HOLDINGS LLC

By:	/s/ Paul Rowan
	Name:	Paul Rowan
	Title:	Executive Vice President and General Counsel

ALBERTSON’S LLC

By:	/s/ Susan McMillan
	Name:	Susan McMillan
	Title:	Group Vice President and Assistant General Counsel

SATURN ACQUISITION MERGER SUB, INC.

By:	/s/ Paul Rowan
	Name:	Paul Rowan
	Title:	Executive Vice President and General Counsel

SAFEWAY INC.

By:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Senior Vice President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]